May 12, 2015

Ms. Karen Blasing

Re: Board of Directors of Ellie Mae, Inc.

Dear Karen:

On behalf of the Board of Directors (the "Board") of Ellie Mae, Inc. (the "Company"), we are pleased to set forth the terms and conditions pursuant to which you are being offered an opportunity to serve as a member of the Board. We anticipate that you would be appointed as a member of the Board effective June 17, 2015 (the "Effective Date") as a Class III director to serve until the annual meeting to be held in 2017 in accordance with the Company’s charter documents. Please note that your appointment to the Board is subject to formal approval by the Board at the Board’s June 17, 2015 meeting, which will take place immediately following the Company’s annual meeting of stockholders.
Board Responsibilities. The Company’s current schedule includes approximately four regular in-person meetings of the Board per year in Pleasanton, California, plus additional special meetings as called by the Board from time to time which usually take place via teleconference. In addition to your attendance at Board meetings, we expect to take advantage of your expertise by reaching out to you for advice and counsel between meetings, and we anticipate that you will be made a member of the Audit Committee of the Board, which will also meet at least quarterly. Of course, we may ask that you consider serving on other committees of the Board from time to time. All of this is subject to the Board’s discretion.
As a member of the Board, you will owe fiduciary duties to the Company and its stockholders, such as the duty of care, duty of loyalty and the duty of disclosure, which include protecting Company proprietary information from unauthorized use or disclosure. Additionally, we intend to enter into the Company’s standard form of indemnification agreement with you. If you would like to learn more about your fiduciary duties as a director or the indemnification agreement, I would be happy to arrange a meeting for you with our outside corporate counsel, Andrew Thorpe, a partner of Orrick, Herrington & Sutcliffe LLP.
Retainer. During the term of your service as a director, you shall receive an annual cash retainer of $32,000 for your service on the Board, and an additional annual cash retainer of $12,000 for your service on the Audit Committee. The Compensation Committee will periodically review the compensation of the Company’s non-employee directors, and, of course, if you later serve on any other committee of the Board, you would receive an additional retainer consistent with that provided to other members of such committee.
Initial Grant (RSUs). Subject to compliance with applicable state and federal securities laws, on the Effective Date you will be automatically granted Restricted Stock Units (the "Initial Grant") with a value equal to $150,000 based on the volume-weighted average closing price of the Company’s common stock for the thirty days prior to the date of this letter. The Initial Grant will be subject to the terms of the Company’s equity incentive plan, as may be in effect from time to time (the "Plan"), and a Restricted Stock Unit award agreement to be entered into between you and the Company. Subject to your continued service to the Company, the Initial Grant shall vest, and the shares subject thereto distributed, as follows: 1/3rd of the shares will vest on each anniversary of the grant date, such that the Initial Grant shall be fully vested on the third (3rd) anniversary of the grant date.
Subsequent Grants (Stock Options and RSUs). Under the policies adopted by the Board, you will be eligible for future grants of non-statutory stock options and RSUs ("Subsequent Grants") to be granted automatically on the date of the Company’s annual meeting. The Subsequent Grant currently includes stock options with a value equal to $100,000 and Restricted Stock Units with a value equal to $100,000. We anticipate that all Subsequent Grants will, in accordance with the policies adopted by the Board, provide for the following:
Stock options granted pursuant to the Subsequent Grant will be exercisable at a price per share equal to the fair market value of the Common Stock on the grant date as then determined by the Board and will be subject to the terms of the Plan and a stock option agreement to be entered into between you and the Company. RSUs granted pursuant to the Subsequent Grant will be issued pursuant to a Restricted Stock Unit award agreement to be entered into between you and the Company.

Subject to your continued service to the Company, the Subsequent Grant will vest as follows: Stock options granted pursuant to the Subsequent Grant will vest 1/12th on each monthly anniversary of the grant date, such that the stock options will be fully vested on the first (1st) anniversary of the grant date. Restricted Stock Units granted pursuant to the Subsequent Grant will vest in full on the first (1st) anniversary of the grant date.
The grant of any Subsequent Grants and the terms thereof are subject to the policies adopted by the Board, which may change.
Vesting Acceleration. Upon a Change in Control of the Company (as defined in the Plan), your stock options, RSUs and other equity awards with respect to the Common Stock will become fully vested and/or exercisable.
Business Expense Reimbursements. You will be authorized to incur on behalf and for the benefit of, and will be reimbursed by, the Company for reasonable documented expenses related to your service on the Board, provided such expenses are in accordance with Company policies.
At-Will Relationship. You are free to end your relationship as a member of the Board at any time and for any reason. In addition, your right to serve as a member of the Board is subject to the provisions of the Company’s charter documents.
Assuming that you find the foregoing acceptable, we welcome you to the Board and look forward to your participation as a director. Please call Sigmund Anderman at 925-227-7050 if you have any questions or comments regarding the terms described above.

Sincerely,

Ellie Mae, Inc.

By:	/s/ Sigmund Anderman
Sigmund Anderman
Executive Chairman